Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Sara Matheu
847-720-2767	773-580-3775
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com

US FOODS ANNOUNCES PRIVATE OFFERING OF $600 MILLION OF

SENIOR UNSECURED NOTES

ROSEMONT, Ill. – Jan. 25, 2021 – US Foods Holding Corp. (NYSE: USFD) today announced the commencement of a private offering (the “Offering”) of $600 million aggregate principal amount of senior unsecured notes due 2029 (the “Notes”) by its direct, wholly-owned subsidiary, US Foods, Inc. (“US Foods”), subject to market and other conditions.

US Foods intends to use the net proceeds of the Offering, together with cash on hand, to fund the redemption of its outstanding 5.875% senior unsecured notes due 2024.

The Notes and the guarantees thereof will be offered in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the guarantees thereof will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes and the guarantees thereof have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No assurance can be made that the Offering will be consummated on its proposed terms or at all.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and 78 cash and carry stores, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements

Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws, including statements regarding the Offering and the intended use of the proceeds thereof. These statements often include words such as “believe,”

“expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others, any declines in the consumption of food prepared away from home; the extent and duration of the negative impact of the COVID-19 pandemic on us; cost inflation/deflation and commodity volatility; competition; reliance on third-party suppliers and interruption of product supply or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, our potential inability to generate sufficient cash flows to service our debt and increases in our interest rates; restrictions and limitations placed on us by our agreements and instruments governing our debt; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain sales to the highest margin portions of our business; effective integration of acquired businesses; achievement of expected benefits from cost savings initiatives; increases in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs and continued access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; environmental, health and safety and other governmental regulations, including actions taken by national, state and local governments to contain the COVID-19 pandemic, such as travel restrictions or bans, social distancing requirements, and required closures of non-essential businesses; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; and risks associated with intellectual property, including potential infringement. For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2019, which was filed with the SEC on February 13, 2020 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2020, which was filed with the SEC on November 2, 2020. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law. We may not consummate the Offering and, if the Offering is consummated, we cannot provide any assurances regarding the final terms of the Offering or our ability to effectively apply the net proceeds as described above.